Exhibit 10.7

Execution Version

AMENDED AND RESTATED INVESTMENT AGREEMENT

Dated October 8, 2015

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINED TERMS

ARTICLE II
INVESTMENT

2.01	Redemption of Partnership Units	6
2.02	Commitment	6
2.03	Right of First Purchase	9
2.04	Additional LLC Interests	9
2.05	Preemptive Rights	10
2.06	Financial Information	12

ARTICLE III
TRANSFERS OF PARTNERSHIP INTERESTS

3.01	Transfer Restrictions; Effect of Void Transfers	12
3.02	Tag-Along Rights	12
3.03	Drag-Along Rights	14
3.04	Lock-Up Agreement	15
3.05	Exchange Right	15

ARTICLE IV
SALE OF INVESTMENTS

4.01	Put Right	18
4.02	Right of First Offer	18

ARTICLE V
CORPORATE OPPORTUNITIES; ALLOCATION OF INVESTMENT OPPORTUNITIES

5.01	Corporate Opportunities	20
5.02	Allocation of Investment Opportunities	21
5.03	Liability of KREF	21

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01	Representations and Warranties of the Parties	22
6.02	Representations and Warranties of SteepRock	22

ARTICLE VII
GENERAL PROVISIONS

7.01	Notices	24
7.02	Survival of Rights	24
7.03	Additional Documents	25
7.04	Modification and Amendment; Waiver; Amendment of the LLC Agreement	25
7.05	Severability	25
7.06	Entire Agreement	25
7.07	Pronouns and Plurals	25
7.08	Headings	25
7.09	Counterparts	25
7.10	Governing Law	26
7.11	Jurisdiction and Service of Process	26
7.12	Waiver of Jury Trial	26
7.13	Confidentiality	26

AMENDED AND RESTATED INVESTMENT AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT AGREEMENT is made and entered into on October 8, 2015 (as amended, supplemented or modified from time to time, this “Agreement”) by and among KKR Real Estate Finance Trust Inc., a Maryland corporation, KKR Real Estate Finance Holdings L.P., a Delaware limited partnership, SteepRock Capital II LLC, a Delaware limited liability company, and REFH SR Mezz LLC, a Delaware limited liability company.

WHEREAS, KREF (as defined herein), SteepRock (as defined herein) and the Partnership (as defined herein) entered into an investment agreement, dated as of October 8, 2014 (the “Original Investment Agreement”) pursuant to which, among other things, SteepRock made a commitment to invest in limited partner interests of the Partnership;

WHEREAS, SR Mezz (as defined herein) is currently a wholly-owned subsidiary of the Partnership that owns investments that were identified by SteepRock pursuant to the Sub-Advisory Agreement (as defined herein);

WHEREAS, SteepRock currently owns limited partner interests of the Partnership and desires to have such limited partner interests redeemed, and the Partnership desires to redeem such limited partner interests, in exchange for common units in SR Mezz (as defined herein);

WHEREAS, KREF, SteepRock and the Partnership desire to amend and restate the Original Investment Agreement on the terms and conditions set forth herein;

WHEREAS, concurrently with entry into this Agreement, the Partnership, SteepRock and SR Mezz (as defined herein) are entering into an Amended and Restated Limited Liability Company Agreement of SR Mezz (as amended, supplemented, or modified from time to time, “LLC Agreement”);

WHEREAS, in connection with and as a condition to entering into the LLC Agreement, the parties hereto wish to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

“Acceptance Notice” has the meaning set forth in Section 4.02(c) hereto.

“Administrative Expenses” has the meaning given to such term in the LLC Agreement.

“Affiliate” means, when used with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to open.

“Business Opportunity” has the meaning set forth in Section 5.01(b) hereto.

“Cash Amount” means with respect to any Common Units exchanged pursuant to Section 3.05, an amount equal to the Value of the REIT Shares Amount for such Common Units on the Specified Exchange Date for such Common Units.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment” means the SteepRock Commitment or the Partnership Commitment, as applicable.

“Common Units” has the meaning given to such term in the LLC Agreement.

“Control”, including the terms “Controlling,” “Controlled by” and “under common Control with”, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion Factor” means the quotient obtained by dividing the Value of one Common Unit by the Value of one REIT Share.

“Default Preferred Units” has the meaning set forth in Section 2.02(f) hereto.

“Dispute” has the meaning set forth in Section 7.11 hereto.

“Drag Partner” has the meaning set forth in Section 3.03(a) hereto.

“Drag Percentage” has the meaning set forth in Section 3.03(a) hereto.

“Drag Transferor” has the meaning set forth in Section 3.03(a) hereto.

“Dragged Partner” has the meaning set forth in Section 3.03(a) hereto.

“Election Notice” has the meaning set forth in Section 4.02(a) hereto.

“Exchange Amount” means either the Cash Amount or the REIT Shares Amount.

“Exchange Right” has the meaning set forth in Section 3.05(a) hereto.

“Existing SteepRock Assets” means the portfolio of mezzanine loans managed by SteepRock and purchased and closed as of October 8, 2014.

“Identified Person” has the meaning set forth in Section 5.01(b) hereto.

“Investment Period” has the meaning set forth in Section 2.02(c) hereto.

“KKR” means, collectively, the KKR Manager and any Affiliates thereof.

“KKR Manager” means KKR Real Estate Finance Management LLC, a Delaware limited liability company, and its successors and assigns.

“KREF” means KKR Real Estate Finance Trust Inc., a Maryland corporation, and its successors and assigns.

“LLC Agreement” has the meaning set forth in the preamble.

“LLC Interests” has the meaning given to the term “Interest” in the LLC Agreement.

“LLC Units” has the meaning given to the term “Unit” in the LLC Agreement.

“Member Affiliate” has the meaning set forth in Section 2.02(i) hereto.

“Members” means, collectively, the Partnership and SteepRock.

“Negotiation Period” has the meaning set forth in Section 4.02(c) hereto.

“Non-Initiating Member” has the meaning set forth in Section 3.02(a) hereto.

“Offer Party” has the meaning set forth in Section 4.02(c) hereto.

“Offer Price” has the meaning set forth in Section 4.02(c) hereto.

“Offer” has the meaning set forth in Section 4.02(c) hereto.

“Original Investment Agreement” has the meaning set forth in the recitals hereto.

“Other KKR Funds” means, collectively, any investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised and/or managed by KKR (excluding KREF), whether currently in existence or subsequently established, in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with KKR’s side-by-side or additional KREF investments with respect thereto.

“Partnership” means KKR Real Estate Finance Holdings L.P., a Delaware limited partnership, and any successor thereto.

“Partnership Aggregate Equity Commitment” has the meaning set forth in Section 2.02(b) hereto.

“Partnership Agreement” has the meaning set forth in Section 2.01 hereto.

“Partnership Commitment” has the meaning set forth in Section 2.02(b) hereto.

“Partnership Unit” means the “Common Units” (as such term is defined in the Partnership Agreement) of the Partnership.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Preemptive Percentage” has the meaning set forth in Section 2.05(b) hereto.

“Proposed Portfolio Sale” has the meaning set forth in Section 4.02(a) hereto.

“Proposed Portfolio Sale Notice” has the meaning set forth in Section 4.02(a) hereto.

“Public Offering” means a sale of REIT Shares to the public in an offering pursuant to an effective registration statement filed with the Commission pursuant to the Securities Act.

“REIT Expenses” has the meaning given to such term in the LLC Agreement.

“REIT Shares” has the meaning given to such term in the LLC Agreement.

“REIT Shares Amount” means the number of REIT Shares equal to the product of (a) the number of Common Units offered for exchange by SteepRock, multiplied by (b) the Conversion Factor as of the Specified Exchange Date.

“Sale Event” has the meaning set forth in Section 3.03(a) hereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as then in effect.

“Specified Exchange Date” means the first Business Day of the month that is at least sixty (60) calendar days after the receipt by KREF of a Notice of Exchange, or such earlier date as KREF determines in its sole discretion .

“SR Mezz” means REFH SR Mezz LLC, a Delaware limited liability company and its successors and assigns.

“SteepRock” means SteepRock Capital II LLC, a Delaware limited liability company.

“SteepRock Aggregate Equity Commitment” has the meaning set forth in Section 2.02(a) hereto.

“SteepRock Commitment” has the meaning set forth in Section 2.02(a) hereto.

“SteepRock Repurchase Event” has the meaning set forth in Section 2.02(h) hereto.

“SteepRock Shortfall” has the meaning set forth in Section 2.02(f) hereto.

“Stock Exchange” means the national securities exchange or automated quotation system on which the REIT Shares are listed or traded.

“Sub-Advisory Agreement” means the Investment Advisory and Asset Management Agreement, dated as of October 8, 2014, by and between KKR Real Estate Finance Management LLC and SteepRock (as amended, supplemented or modified from time to time);

“Subscription Period” has the meaning set forth in Section 2.05(a) hereto.

“Target Investment” has the meaning given to such term in the Sub-Advisory Agreement.

“Target Investment Expenses” means the costs, fees and expenses incurred by SR Mezz, the Partnership or KREF in connection with the acquisition, origination, advance, maintenance or disposition of Target Investments, including (i) fees and out-of-pocket expenses of all representatives of SR Mezz, the Partnership and KREF, including attorneys, accountants and financial advisors, (ii) costs, fees and expenses associated with the preparation of any periodic or other reports and communications by SR Mezz, the Partnership and KREF relating to the Target Investments, (iii) costs, fees and expenses relating to any offering of any Target Investments, and (iv) all costs and expenses incurred in connection with procuring any third party consents or approvals necessary in connection therewith.

“Trading Day” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer Restriction Period” means, with respect to any Common Unit, the period beginning on the date of this Agreement and ending on the earliest to occur of (i) the fifth (5th) anniversary of the date of issuance of such Common Unit (or with respect to Common Units received by SteepRock pursuant to the redemption contemplated by Section 2.01, the fifth anniversary of the date of issuance of the Partnership Units being redeemed), (ii) the date the Sub-Advisory Agreement is terminated pursuant to Section 3.2 of the Sub-Advisory Agreement other than pursuant to a Termination For Cause (as defined in the Sub-Advisory Agreement), and (iii) the earlier of (x) the date that the KKR Manager ceases to be Controlled by Kohlberg Kravis Roberts & Co L.P. or an Affiliate thereof (it being understood that, for the avoidance of doubt, the KKR Manager shall not be deemed to cease to be Controlled by Kohlberg Kravis Roberts & Co. L.P. or an Affiliate thereof by virtue of a change of control of Kohlberg Kravis Roberts & Co. L.P.) and (y) the date on which the KKR Manager is no longer, directly or indirectly, involved in the management of KREF unless KREF is then managed by Kohlberg Kravis Roberts & Co. L.P. or an Affiliate thereof or any personnel or employees of KREF.

“Transfer” has the meaning given to such term in the LLC Agreement.

“Transferring Member” has the meaning set forth in Section 3.02(a) hereto.

“Value” means, with respect to any security, the average of the daily market prices of such security for the ten (10) consecutive Trading Days immediately preceding the date of such valuation.  The market price for each such Trading Day shall be: (a) if the security is listed or admitted to trading on a Stock Exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (b) if the security is not listed or admitted to trading on a Stock Exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by KREF, or (c) if the security is not listed or admitted to trading on a Stock Exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by KREF, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of the security shall be determined by KREF acting in good faith in a manner consistent with the valuation methodologies used by KKR & Co. L.P. for similar securities, as described in the Annual Report on Form 10-K filed by KKR & Co. L.P with the Commission.

“Withheld Amount” means any amount required to be withheld by KREF, the Partnership or SR Mezz to pay over to any taxing authority as a result of any allocation or distribution of income to a Member.

ARTICLE II
INVESTMENT

2.01                        Redemption of Partnership Units.  Notwithstanding anything to the contrary in the Agreement of Limited Partnership of the Partnership, dated as of October 8, 2014 (as may be amended, supplemented or modified from time to time, the “Partnership Agreement”), the Partnership hereby redeems all of SteepRock’s Partnership Units in exchange for 218,250 Common Units of SR Mezz.  Each of the parties hereto agrees that as a result of the foregoing redemption, SteepRock has ceased to be a partner of the Partnership and has ceased to have any rights in respect of the Partnership Units previously owned by SteepRock.

2.02                        Commitment.

(a)                                 Subject to the terms and conditions set forth herein, SteepRock hereby agrees that it will make a Capital Contribution (as defined in the LLC Agreement) on each date on which the Partnership makes a Capital Contribution pursuant to Section 2.02(b) below, by way of one or more contributions in cash, in an amount equal to 5% of the aggregate amount of the sum of the Capital Contributions being made to the SR Mezz on such date pursuant to this Section 2.02(a) and Section 2.02(b) (each, a “SteepRock Commitment”) in exchange for a number of Common Units (rounded up to the nearest whole number) equal to 5% of the aggregate number of Common Units issued by SR Mezz in exchange for such Capital Contributions; provided, that the aggregate amount of all SteepRock Commitments by SteepRock shall not exceed ten million dollars ($10,000,000), or solely in the event the Investment Period is extended pursuant to Section 2.02(d) hereto, the aggregate amount of all SteepRock Commitments by SteepRock shall not exceed twenty million dollars ($20,000,000) (as applicable, the “SteepRock Aggregate Equity Commitment”); provided further, that SteepRock shall not, under any circumstances or any time, be obligated to contribute, or cause to be contributed, to SR Mezz more than the applicable SteepRock Aggregate Equity Commitment. The parties acknowledge and agree that as of the date hereof by virtue of the redemption SteepRock is deemed to have made a Capital Contribution to SR Mezz of $4,365,000.03.  The Partnership shall give SteepRock at least 5 Business Days’ notice of any Capital Contribution being made pursuant to Section 2.02(b).

(b)                                 Subject to the terms and conditions set forth herein, the Partnership hereby agrees that it will, if and to the extent it determines to do so in its sole discretion, make Capital Contributions in cash to SR Mezz from time to time for the purpose of acquiring or originating Target Investments and paying Target Investment Expenses and other REIT Expenses and Administrative Expenses (each, a “Partnership Commitment”) in exchange for a number of Common Units having a value equal to the amount of such Capital Contribution; provided, however, that the aggregate amount of all Partnership Commitments shall not exceed one hundred and ninety million dollars ($190,000,000), or solely in the event the Investment Period is extended pursuant to Section 2.02(c) hereto, shall not exceed three hundred and eighty million dollars ($380,000,000) (as applicable, the “Partnership Aggregate Equity Commitment”); provided further, that the Partnership shall not, under any circumstances, be obligated to contribute, or cause to be contributed, to SR Mezz more than the applicable the Partnership Aggregate Equity Commitment, and, unless the Partnership determines to do so in its sole discretion, the Partnership shall not be obligated to contribute, or cause to be contributed to SR Mezz any amount.  The parties acknowledge and agree that, as of the date hereof following the redemption contemplated by Section 2.01, the Partnership is deemed to have made a Capital Contribution to SR Mezz of $82,935,000.03.  The Partnership may assign to any Person all or a portion of its obligations to fund the Partnership Aggregate Equity Commitment, and to the extent so assigned and funded by the assignee, the unfunded portion of the Partnership Aggregate Equity Commitment shall be reduced by the amount funded by the assignee.  For the avoidance of doubt, the funding of the Partnership Commitment by one or more assignees of the Partnership Commitment shall be considered to be a Capital Contribution made pursuant to this Section 2.02(b) and the obligations of SteepRock set forth in Section 2.02(a) shall apply with respect to any such funding to the same extent such obligations would have applied if the funding had been made by the Partnership.

(c)                                  Each of the Members’ obligation to fund any Commitment will terminate automatically and immediately upon the earliest to occur of (i) October 8, 2016 (or if the Investment Period is extended pursuant to Section 2.02(d) hereto, October 8, 2017), (ii) the termination of the Sub-Advisory Agreement, (iii) the termination of the investment period pursuant to Section 6.3 of the Sub-Advisory Agreement and (iv) the contribution of funds hereunder in aggregate amount equal to the SteepRock Aggregate Equity Commitment or the Partnership Aggregate Equity Commitment, as applicable (at which time the obligation hereunder shall be discharged) (such period of time, the “Investment Period”); provided, that SteepRocks’ obligation to fund any Capital Contributions required to be made prior to the expiration of the Investment Period and not made prior thereto shall not terminate until it has funded any such Capital Contributions.

(d)                                 In the event the Partnership Aggregate Equity Commitment of one hundred and ninety million dollars ($190,000,000) is funded in full by the Partnership and/or one or more of its permitted assignees prior to the termination of the Investment Period, the Partnership, at its sole discretion, may, by providing written notice to SteepRock, extend the Investment Period for an additional period that will terminate automatically on October 8, 2017 (or earlier as provided in Section 2.02(c) above).

(e)                                  The Capital Contributions from SteepRock and the Partnership or its assignees to be made pursuant to Section 2.02(a) and Section 2.02(b) shall solely be used for the acquisition, origination or advance of Target Investments or to pay any Target Investment Expenses or other REIT Expenses and Administrative Expenses.

(f)                                   In the event SteepRock does not make a Capital Contribution when due in accordance with Section 2.02(a) hereof (the amount of such Capital Contribution not made, the “SteepRock Shortfall”), the Partnership or its assignee(s) shall be entitled to make a Capital Contribution equal to the SteepRock Shortfall in exchange for a class or series of LLC Units having a liquidation preference equal to the SteepRock Shortfall, as determined by the Partnership in good faith, and such LLC Units shall be senior to the then-outstanding Common Units held by SteepRock (the “Default Preferred Units”).

(g)                                  The liquidation preference of the Default Preferred Units shall increase on a daily basis at a cumulative rate of 20% per annum compounding annually (to be computed on the basis of a 360-day year consisting of twelve 30-day months) and shall be reduced by the amount of any distributions made in respect of the Default Preferred Units, and in the event of a SteepRock Repurchase Event, shall include the amount accrued on a per diem basis through the date of such SteepRock Repurchase Event.  Any distributions that would otherwise be made in respect of Common Units held by SteepRock or any of its Affiliates shall instead be made in respect of the Default Preferred Units until such time as the aggregate liquidation preference of the Default Preferred Units equals zero (0).

(h)                                 SteepRock may purchase the Default Preferred Units from the Partnership at any time for cash in an amount equal to the then applicable liquidation preference (the “SteepRock Repurchase Event”).  If a SteepRock Repurchase Event occurs, the Default Preferred Units so purchased shall automatically be converted into the number of Common Units that SteepRock would have received if such SteepRock Shortfall did not occur, and SteepRock shall be deemed to have made a Capital Contribution in the amount of the portion of the SteepRock Shortfall attributable to the Default Preferred Units so purchased.

(i)                                     Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that each of the Members may be a partnership or limited liability company, SR Mezz by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than the Members (or any Affiliate of the Partnership to which all or a portion of the Partnership’s obligations to fund the Partnership Aggregate Equity Commitment is assigned) shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of each of the Members (or any of their successors or permitted assignees), against any former, current or future general or limited partner, manager, stockholder or member of each of the Members (or any of their successors or permitted assignees)

or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, stockholder, equity holder, Control person, manager or member of any of the foregoing (each, other than SteepRock, the Partnership and any Affiliate of the Partnership to which all or a portion of the Partnership’s obligations to fund the Partnership Aggregate Equity Commitment is assigned, a “Member Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Partnership against Member Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Member Affiliate, as such, for any obligations of the Members under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

2.03                        Right of First Purchase.  Upon the request by the Partnership, SteepRock shall provide to the Partnership such information regarding the Existing SteepRock Assets as may be reasonably requested by the Partnership, including, copies of any documents evidencing or relating to such Existing SteepRock Assets.  If SteepRock proposes to sell or transfer all or any portion of the Existing SteepRock Assets (or provide exclusivity regarding such Existing SteepRock Asset in connection with a potential sale or transfer of such asset) to any Person that is not an Affiliate of SteepRock (provided that any Affiliate to which Existing SteepRock Assets are transferred agrees to be bound by the provisions of this Section 2.03), prior to effecting any such sale or transfer, entering into any agreement for any such sale or transfer or providing any exclusivity regarding such Existing SteepRock Asset, SteepRock shall first offer the Partnership the right to cause SR Mezz to purchase the applicable Existing SteepRock Asset for the price that SteepRock proposes to transfer or sell such Existing SteepRock Asset.  If the Partnership and SteepRock reach an agreement on the sale and purchase of such Existing SteepRock Assets, SteepRock and SR Mezz will then be legally obligated to consummate the purchase and sale contemplated by such agreement and shall use its reasonable best efforts to: (i) secure any required governmental authorization; (ii) comply as soon as reasonably practicable with all applicable legal requirements; and (iii) take all such other actions and to execute such additional documents as are reasonably necessary or appropriate to consummate the purchase and sale of such Existing SteepRock Assets as promptly as practicable.  To the extent that any Existing SteepRock Asset is purchased by SR Mezz in exchange for Common Units, the unfunded portion of the SteepRock Aggregate Equity Commitment shall be reduced by the amount of the purchase price paid by the Partnership for such Existing SteepRock Asset.

2.04                        Additional LLC Interests.  Subject to Section 2.05, SteepRock hereby agrees and acknowledges that SR Mezz may in the future issue additional LLC Units (including Common Units and other designations of Units) to any Person, including the Partnership, in accordance with the terms of the LLC Agreement without the consent of SteepRock, and whether or not the SteepRock Aggregate Equity Commitment or the Partnership Aggregate Equity Commitment have been funded in full.

2.05                        Preemptive Rights.

(a)                                 Prior to the earlier of an initial Public Offering or the listing of the REIT Shares on a national securities exchange or automated quotation system, if (i) SR Mezz proposes to issue additional Common Units SR Mezz shall deliver to SteepRock a written notice of such proposed issuance (the period from the delivery of such notice until the date that is five (5) Business Days after the delivery of such notice, the “Subscription Period”).  Such notice shall include, to the extent applicable, (i) the number of the Common Units to be included in the issuance, (ii) the price (or the maximum and minimum price, if applicable) of the Common Units to be included in the issuance, and (iii) the proposed issuance date, if known.

(b)                                 Except as otherwise provided in this Section 2.05, SteepRock shall have the option, exercisable at any time during the Subscription Period by delivering an irrevocable written notice to SR Mezz prior to the expiration of the Subscription Period, and on the same terms as those of the proposed issuance, to irrevocably subscribe for up to such number of Common Units as is equal to the product of (i) the number of any such Common Units, to be offered and (ii) the lesser of (x) 5% and (y) a fraction the numerator of which is the number of Common Units owned by SteepRock and the denominator of which is the total number of Common Units then outstanding (the “Preemptive Percentage”), in each case, on the same terms and conditions as are to be provided to the proposed purchaser in the issuance in question.  If SteepRock does not exercise any portion of such option in accordance with the above requirements, it shall be deemed to have waived all of its rights with respect to such issuance.

(c)                                  If, prior to consummation of the issuance of Common Units covered by this Section 2.05, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by clause (a) above or the other principal terms are more favorable in any material respect to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 2.05 separately complied with.

(d)                                 If at the end of the 120th day after the date of the delivery of the notice contemplated by clause (a) above as such period may be extended to obtain any required regulatory approvals, SR Mezz has not completed the issuance, SteepRock shall be released from its obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 2.05 separately complied with, in order to consummate such issuance.

(e)                                  In the event that the participation in the issuance by SteepRock as a purchaser would require under applicable law (i) the registration or qualification of such Common Units or of any Person as a broker or dealer or agent with respect to such Common Units where such registration or qualification is not otherwise required for the issuance or (ii) the provision to SteepRock of any specified information regarding KREF or any of its Subsidiaries (as defined in the LLC Agreement) or the Common Units to be issued that is not otherwise required to be provided for the issuance, SteepRock shall not have the right to participate in the issuance.

(f)                                   SteepRock shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 2.05.

(g)                                  Notwithstanding the requirements of this Section 2.05, SR Mezz may proceed with any issuance that would otherwise be subject to this Section 2.05 prior to having complied with the provisions of this Section 2.05; provided that SR Mezz shall:

(i)                                     provide to SteepRock in connection with such issuance (A) prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price of the Common Units shall be set forth;

(ii)                                  offer to issue to SteepRock such number of Common Units as may be requested by SteepRock (not to exceed the Preemptive Percentage that SteepRock would have been entitled to pursuant to this Section 2.05 multiplied by the number of Common Units included in the issuance and any further issuance pursuant to this clause (g)) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance received; and

(iii)                               keep such offer open for a period of five (5) Business Days, during which period, SteepRock may accept such offer by sending an irrevocable written acceptance to SR Mezz, committing to purchase in accordance with the procedures set forth in Section 2.05(b), a number of Common Units (not in any event to exceed the Preemptive Percentage that SteepRock would have been entitled to pursuant to this Section 2.05 otherwise, multiplied by the number of Common Units included in such issuance and any further issuance pursuant to this clause (g)).

(h)                                 The provisions of this Section 2.05 shall not apply to any of the following:

(i)                                     any issuance of Common Units in connection with the Capital Contributions contemplated by Section 2.02(a) and Section 2.02(b);

(ii)                                  any issuance of Common Units to SR Mezz or any wholly-owned Subsidiary of SR Mezz ;

(iii)                               any issuance of Common Units to officers, employees, directors or consultants of the Partnership or its Affiliates in connection with such Person’s service for the benefit of KREF, the Partnership or its Subsidiaries;

(iv)                              any issuance of Common Units, (A) in connection with any direct or indirect business combination or acquisition transaction involving SR Mezz or any of its Subsidiaries, or (B) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined in good faith by KREF in its sole discretion);

(v)                                 any issuance of any Common Units upon the exercise or conversion of any options, warrants, rights or other securities exercisable for or convertible into Common Units;

(vi)                              any issuance of Common Units pursuant to a Public Offering; or

(vii)                           any issuance of Common Units in connection with any stock split, stock dividend or distribution or recapitalization transaction

(i)                                     The provisions of this Section 2.05 shall terminate upon the earliest to occur of (x) consummation of an initial Public Offering, (y) the listing of the REIT Shares on a national securities exchange or automated quotation system and (z) the termination of the Sub-Advisory Agreement.

2.06                        Financial Information.

(a)                                 Prior to the earlier of an initial Public Offering or the listing of the REIT Shares on a national securities exchange or automated quotation system and so long as SteepRock owns any Common Units or REIT Shares, KREF shall provide SteepRock with audited financial statements of KREF for each fiscal year  promptly when such audited financial statements become available.

(b)                                 Prior to the earlier of an initial Public Offering or the listing of the REIT Shares on a national securities exchange or automated quotation system and so long as SteepRock owns any Common Units or REIT Shares, KREF shall provide SteepRock copies of all financial statements provided by KREF to its non-Affiliated shareholders substantially concurrently with the provision of such financial statements to such shareholders.

(c)                                  The provisions of this Section 2.06 shall terminate upon the earliest to occur of (x) consummation of an initial Public Offering, (y) the listing of the REIT Shares on a national securities exchange or automated quotation system and (z) the termination of the Sub-Advisory Agreement.

ARTICLE III
TRANSFERS OF PARTNERSHIP INTERESTS

3.01                        Transfer Restrictions; Effect of Void Transfers.  No Transfers of LLC Interests may be made by SteepRock except in accordance with the LLC Agreement.  Notwithstanding anything in this Agreement or the LLC Agreement to the contrary, the parties hereto agree that a “Transfer” shall be deemed to have occurred with respect to the LLC Interests held by SteepRock if neither of the SteepRock Principals (as defined in the Sub-Advisory Agreement) Controls SteepRock (excluding Transfers permitted by the Sub-Advisory Agreement).  In the event of any purported Transfer of any LLC Interests in violation of the provisions of this Agreement or the LLC Agreement, such purported Transfer will be void and of no effect and SR Mezz and its agents will not recognize such Transfer in SR Mezz’s transfer records for LLC Units or otherwise.  Notwithstanding anything in this Agreement or the LLC Agreement to the contrary, the Partnership hereby consents to the Transfers in Sections 3.02 and 3.03 for purposes of  the LLC Agreement and this Agreement.

3.02                        Tag-Along Rights.

(a)                                 Prior to the earlier of an initial Public Offering or the listing of the REIT Shares on a national securities exchange or automated quotation system, if the Partnership intends to sell any Common Units held by it (the “Transferring Member”) to a proposed buyer (other than an Affiliate of the Partnership), then such Transferring Member has the obligation, and SteepRock (the “Non-Initiating Member”) has the right, to require such buyer to purchase from the Non-Initiating Member, on the same terms that apply to such sale by the Transferring Member, a number of Common Units in the aggregate up to the product (rounded up to the nearest whole number) of (i) the lesser of (A) 5% and (B) the quotient obtained by dividing (x) the aggregate number of Common Units held by the Non-Initiating Member by (y) the aggregate number of Common Units held by all Persons participating in the contemplated transaction and (ii) the total number of Common Units proposed to be sold to such buyer in the contemplated transaction, on the same terms that apply to the Common Units being sold by such Transferring Member.  For the avoidance of doubt, a sale of LLC Interests by the Partnership in a public offering shall not be subject to this Section 3.02.

(b)                                 The Transferring Member shall give the Non-Initiating Member notice of any proposed sale or transfer of Common Units by the Transferring Member for which the provisions of Section 3.02(a) apply promptly after the Transferring Member has entered into an agreement with a third party buyer regarding the sale or transfer of such Common Units.  Such notice must specify the number of Common Units proposed to be sold, the name of the proposed buyer, the proposed amount and form of consideration and the other material terms and conditions of the transaction, including, if available, a copy of the relevant definitive purchase and sale agreement.  In order to exercise its tag-along rights, no later than fifteen (15) Business Days following receipt of such notice, the Non-Initiating Member must deliver written notice to the Transferring Member indicating the desire of the Non-Initiating Member to exercise its tag-along rights and specifying the number of Common Units it desires to sell in the tag-along transaction (up to the limit described in Section 3.02(a)).

(c)                                  The Non-Initiating Member that has elected to exercise its tag-along rights pursuant to this Section 3.02 shall make or provide the same representations, warranties, covenants, agreements, and indemnities as the Transferring Member has made or provided in connection with such tag-along transaction.

(d)                                 The fees and expenses of the Transferring Member incurred in connection with a Transfer subject to this Section 3.02 and directly relating to the Transfer (including the decision to effect the Transfer), to the extent not paid or reimbursed by the proposed transferee, shall be shared by the Transferring Member and the Non-Initiating Member that have elected to exercise their tag-along rights pursuant to this Section 3.02, on a pro rata basis, based on the consideration received by each such Member in connection with such Transfer.

(e)                                  In the event that SR Mezz issues any LLC Units other than Common Units and SteepRock purchases or otherwise acquires any such LLC Units, SteepRock shall have the same tag-along rights with respect to sales of the class or series of such LLC Units by the Partnership (other than to an Affiliate) as provided in this Section 3.02.

(f)                                   The provisions of this Section 3.02 shall terminate upon the earliest to occur of (x) consummation of an initial Public Offering, (y) the listing of the REIT Shares on a national securities exchange or automated quotation system and (z) the termination of the Sub-Advisory Agreement.

3.03                        Drag-Along Rights.

(a)                                 If prior to the earlier of an initial Public Offering or a listing of the REIT Shares on a national securities exchange or automated quotation system, the Partnership proposes to sell its Common Units, KREF proposes to sell its Partnership Units, or KKR Alternative Credit L.P. or any Affiliate thereof that owns REIT Shares (each such selling entity, the “Drag Transferor”) proposes to sell the REIT Shares, to a proposed third party buyer (the “Drag Partner”), in each case in a transaction or series of related transactions as a result of which such buyer would acquire more than 50% of the outstanding Common Units, Partnership Units or REIT Shares, as applicable (a “Sale Event”, and the percentage of the Common Units, Partnership Units or REIT Shares, as applicable, being sold by the Drag Transferor to a third party buyer as compared to the Common Units, Partnership Units or REIT Shares the Drag Transferor holds is referred to herein as the “Drag Percentage”), then the Drag Partner may require SteepRock (the “Dragged Partner”) to sell to such buyer up to the Drag Percentage of the Common Units, Partnership Units or REIT Shares owned by the Dragged Partner on the same financial terms and conditions to be paid or provided to the Drag Partner.  In the event the REIT Shares or Partnership Units are sold to a proposed third party buyer, in respect of any Common Units being sold by the Dragged Partner pursuant to the exercise of the rights set forth in this Section 3.03(a), the Dragged Partner shall be entitled to receive an amount equal to the product of (i) the aggregate number of REIT Shares or Partnership Units that would be issued to the Dragged Partner if its Drag Percentage of the Common Units were exchanged for REIT Shares in accordance with Section 3.05 immediately prior to the sale of the REIT Shares or Partnership Units to such third party, multiplied by (ii) the amount being paid by such third party for each REIT Share or Partnership Unit in connection with such sale.

(b)                                 In order to exercise the “drag-along rights” provided by Section 3.03(a), the Drag Partner shall give written notice to the Dragged Partner promptly after the Drag Partner has entered into an agreement regarding the drag-along transaction.  Such notice shall set forth (i) the number of Common Units, Partnership Units or REIT Shares proposed to be sold by the Drag Partner, the Drag Percentage and percentage of the Common Units, Partnership Units or REIT Shares owned by the Dragged Partner that is required to be sold, (ii) the name of the proposed buyer(s), (iii) the proposed amount and form of consideration, and (iv) the other material terms and conditions of the offer, including, if available, a copy of the relevant definitive purchase and sale agreement.

(c)                                  The Dragged Partner shall (i) make or provide the same representations, warranties, covenants, agreements, and indemnities as the Drag Partner has made or provided in connection with such drag-along transaction, and (ii) take all necessary action, including, to the extent applicable, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, entering into an agreement reflecting the terms of the Sale Event, surrendering certificates, cooperating in satisfying any applicable legal requirements and executing any letter of transmittal or other agreements or otherwise as reasonably required by the Drag Partner or SR Mezz to assist the Drag Partner in the consummation of such Sale Event.

(d)                                 The fees and expenses of the Drag Partner incurred in connection with a Sale Event subject to this Section 3.03 and directly relating to the Sale Event (including relating to the decision to enter into the Sale Event) to the extent not paid or reimbursed by the proposed transferee, shall be shared by the Drag Partner and the Dragged Partner, on a pro rata basis, based on the consideration received by each person transferring interests in connection with such Sale Event.

(e)                                  The provisions of this Section 3.03 shall terminate upon the earlier to occur of (x) consummation of an initial Public Offering and (y) the listing of the REIT Shares on a national securities exchange or automated quotation system.

3.04                        Lock-Up Agreement.  Both during and after the applicable Transfer Restriction Period, SteepRock agrees that, in connection with an underwritten Public Offering in respect of which the REIT Shares are being sold (including with respect to offerings pursuant to shelf registration statements), or in connection with any other Public Offering of the REIT Shares, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any REIT Shares or any securities convertible or exchangeable into REIT Shares (including Common Units)  (subject to customary exceptions), for a period not to exceed one-hundred and eighty (180) days from the effective date of the registration statement pertaining to such registrable REIT Shares or from such other date as may be requested by the underwriter(s).  SteepRock further agrees that, in connection with an underwritten Public Offering in respect of which the REIT Shares are being sold, if requested by the managing underwriter(s), it will cause its directors, officers and Affiliates not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any REIT Shares or any securities convertible or exchangeable into REIT Shares (including Common Units) (subject to customary exceptions), for a period not to exceed one-hundred and eighty (180) days from the effective date of the registration statement pertaining to such registrable REIT Shares or from such other date as may be requested by the underwriter(s).  Notwithstanding the foregoing or anything to the contrary in this Agreement, if SteepRock or any of its Affiliates is not selling REIT Shares in the applicable offering, SteepRock shall not be required to enter into a lock-up agreement unless officers and directors of KREF, and entities that are Affiliates of the KKR Manager that own equity interests of SR Mezz, the Partnership or KREF, are required to enter into lock-up agreements on substantially the same terms.

3.05                        Exchange Right.

(a)                                 Notwithstanding anything in the LLC Agreement to the contrary, subject to Section 3.05(d), beginning on the date that is the later of (i) twelve (12) months after the date of issuance of any Common Units and (ii) the lapse of the Transfer Restriction Period, SteepRock shall have the right (the “Exchange Right”) to require KREF to exchange on a Specified Exchange Date all or a portion of SteepRock’s Common Units for (i) cash at a price equal to the Cash Amount for such Common Units or (ii) the REIT Shares Amount.  The Exchange Right shall be exercised pursuant to a Notice of Exchange in the form attached hereto as Exhibit A delivered to KREF by SteepRock, and such notice shall be irrevocable unless otherwise agreed upon by KREF.  SteepRock may not deliver more than one Notice of Exchange during each calendar quarter unless otherwise agreed upon by KREF.  SteepRock may not exercise the Exchange Right for less than one thousand (1,000) Common Units (unless SteepRock holds less than one thousand (1,000) Common Units, in which case SteepRock may tender for exchange all such Common Units).  SteepRock shall have no right, with respect to any Common Units so exchanged, to receive any distribution paid with respect to Common Units if the record date for such distribution is on or after the Specified Exchange Date.

(b)                                 If SteepRock exercises its Exchange Right with respect to any of its Common Units, KREF shall assume and pay any state or local property transfer tax that is payable as a result of the transfer of such Common Units to KREF.

(c)                                  Notwithstanding the provisions of Section 3.05(a), if SteepRock exercises its Exchange Right with respect to any of its Common Units by delivering to KREF a Notice of Exchange, then KREF may, in its sole and absolute discretion, elect within ten (10) Business Days of receiving the Notice of Exchange for such Common Units to purchase directly and acquire some or all of, and in such event KREF agrees to purchase and acquire, such Common Units by paying the REIT Shares Amount for such Common Units to SteepRock, whereupon KREF shall acquire the Common Units tendered for exchange by SteepRock and KREF shall be treated for all purposes of this Agreement as the owner of such Common Units; provided that if the Transfer Restriction Period ends pursuant to clause (ii) or clause (iii) of the definition of “Transfer Restriction Period” and thereafter SteepRock exercises the Exchange Right with respect to any Common Units, the provisions of this Section 3.05(c) shall not be applicable to such exchange unless the REIT Shares that would be delivered to SteepRock pursuant to the provisions of this Section 3.05(c) will be listed on a national securities exchange or automated quotation system and such REIT Shares will be freely transferable under the Securities Act of 1933, as amended, by SteepRock.  For the avoidance of doubt, any restrictions on Transfer set forth in an agreement entered into pursuant to Section 3.02, Section 3.03 or Section 3.04 shall continue to apply in accordance with their terms following the expiration of the applicable “Transfer Restriction Period”, and the Exchange Right shall not be exercisable to the extent that the exercise thereof would violate any such agreement.  In the event KREF elects to purchase Common Units pursuant to this Section 3.05(c), KREF shall have no obligation to pay any amount to SteepRock with respect to the Common Units purchased by KREF, and SteepRock and KREF shall treat the transaction between KREF and SteepRock as a sale of such Common Units to KREF for federal income tax purposes.  SteepRock agrees to execute such documents as SR Mezz or KREF may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right.

(d)                                 Notwithstanding the provisions of Section 3.05(a) and Section 3.05(c) hereof, SteepRock shall not be entitled to exercise the Exchange Right if the delivery of REIT Shares to SteepRock on the Specified Exchange Date by KREF pursuant to Section 3.05(c) hereof (regardless of whether or not KREF would in fact exercise its rights under Section 3.05(c)) would (i) result in SteepRock or any other Person (as defined in the Articles) owning, directly or indirectly, REIT Shares in excess of the Stock Ownership Limit or any Excepted Holder Limit (each as defined in the Articles) and calculated in accordance therewith, except as provided in the Articles, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in KREF being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause KREF to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of KREF’s, the Partnership’s or a Subsidiary of the Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause KREF to fail to qualify as a “real estate investment trust” under the Code, or (vi) cause the acquisition of REIT Shares by SteepRock to be “integrated” with any other distribution of REIT Shares or Common Units for purposes of complying with the registration provisions of the Securities Act. KREF, in its sole and absolute discretion, may waive the restriction on exchange set forth in this Section 3.05(d).

(e)                                  SteepRock covenants and agrees that all Common Units tendered for exchange pursuant to this Section 3.05 will be delivered to KREF free and clear of all liens, claims, and encumbrances whatsoever and should any such liens, claims or encumbrances exist or arise with respect to such Common Units, KREF shall not be under any obligation to acquire such Common Units pursuant to Section 3.05(a) or Section 3.05(c) hereof.

(f)                                   Any Cash Amount to be paid to a SteepRock pursuant to this Section 3.05 shall be paid on the Specified Exchange Date; provided, that KREF may elect to cause the Specified Exchange Date to be delayed for up to an additional 90 days to the extent required for KREF to issue additional REIT Shares to provide financing to be used to make such payment of the Cash Amount and may also delay such Specified Exchange Date to the extent necessary to effect compliance with applicable requirements of the law.  Any REIT Shares Amount to be paid to SteepRock pursuant to this Section 3.05 shall be paid on the Specified Exchange Date; provided, that KREF may elect to cause the Specified Exchange Date to be delayed to the extent necessary to effect compliance with applicable requirements of the law.  Notwithstanding the foregoing, KREF agrees to use its commercially reasonable efforts to cause the closing of the exercise of the Exchange Right hereunder to occur as quickly as reasonably possible.

(g)                                  Notwithstanding any other provision of this Agreement, KREF is authorized to take any action that it determines to be necessary or appropriate to cause KREF and SR Mezz to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law that apply upon SteepRock’s exercise of the Exchange Right.  If SteepRock believes that it is exempt from such withholding upon the exercise of the Exchange Right, SteepRock must furnish KREF with a FIRPTA Certificate in the form attached hereto as Exhibit B and any similar forms or certificates required to avoid or reduce the withholding under federal, state, local or foreign law or such other form as KREF may reasonably request.  If KREF or SR Mezz is required to withhold and pay over to any taxing authority any amount upon SteepRock’s exercise of the Exchange Right and if the Exchange Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by SteepRock in exchange for its Common Units.  If, however, the Exchange Amount is less than the Withheld Amount, SteepRock shall not receive any portion of the Exchange Amount, the Exchange Amount shall be treated as an amount received by SteepRock in exchange for its Common Units, and SteepRock shall contribute the excess of the Withheld Amount over the Exchange Amount to KREF before KREF is required to pay over such excess to a taxing authority.

(h)                                 Notwithstanding any other provision of this Agreement, KREF may place appropriate restrictions on the ability of SteepRock to exercise its Exchange Rights as and if deemed necessary or reasonable to ensure that SR Mezz does not constitute a “publicly traded partnership” under Section 7704 of the Code.  If and when KREF determines that imposing such restrictions is necessary, KREF shall give prompt written notice thereof to SteepRock.

ARTICLE IV
SALE OF INVESTMENTS

4.01                        Put Right.

(a)                                 If a Public Offering has not occurred by October 8, 2017, in the event any Target Investment is sold or repaid thereafter and prior to the earlier of an initial Public Offering and a listing of the REIT Shares on a national securities exchange or automated quotation system, SteepRock may, at its sole option, require SR Mezz to repurchase Common Units from SteepRock having a Value equal to the product of (i) the proceeds from the sale of such Target Investments and (ii) the lesser of (x) 5% and (y) SteepRock’s Sharing Percentage (as defined in the LLC Agreement).

(b)                                 Promptly following a sale or repayment of any Target Investment for which the right set forth in Section 4.01(a) applies, SR Mezz shall notify SteepRock in writing of such sale or repayment, including the amount of proceeds received by SR Mezz in respect thereof, the proposed use of such proceeds by SR Mezz, if known, and that SteepRock is entitled to exercise its right pursuant to Section 4.01(a) hereof.  If SteepRock desires to exercise its right pursuant to Section 4.01(a) hereof, it shall give SR Mezz written notice of the exercise of each such option no later than fifteen (15) Business Days following receipt of the notice from SR Mezz referred to in the preceding sentence.  Failure to provide such notice during such fifteen (15) Business Day period shall be deemed to be a waiver of SteepRock’s right pursuant to Section 4.01(a) in respect of the applicable sale or repayment.

(c)                                  SteepRock covenants and agrees that all of the Common Units tendered for repurchase pursuant to this Section 4.01 shall be delivered to SR Mezz free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims or encumbrances exist or arise with respect to such Common Units, SR Mezz shall not be under any obligation to repurchase such Common Units pursuant to this Section 4.01.  SteepRock further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Common Units to SR Mezz, SR Mezz shall assume and pay such transfer tax.

(d)                                 The provisions of this Section 4.01 shall terminate upon the earliest to occur of (x) consummation of an initial Public Offering, (y) the listing of the REIT Shares on a national securities exchange or automated quotation system and (z) the termination of the Sub-Advisory Agreement.

4.02                        Right of First Offer.

(a)                                 If, prior to earlier of an initial Public Offering and the listing of the REIT Shares on a national securities exchange or automated quotation system, SR Mezz proposes to sell any mezzanine loan in the Existing SteepRock Assets that has been purchased by SR Mezz for less than ninety percent (90%) of the purchase price paid by SR Mezz therefor (the “Proposed Portfolio Sale”), SR Mezz shall first notify SteepRock in writing.  Such notice from SR Mezz to SteepRock (the “Proposed Portfolio Sale Notice”) shall state SR Mezz’s intention to sell such mezzanine loans, the amount of mezzanine loans to be sold, and the other material terms of the Proposed Portfolio Sale.  SteepRock shall have fifteen (15) Business Days following receipt of such Proposed Portfolio Sale Notice to deliver a notice (an “Election Notice”) to SR Mezz that it elects to purchase all (but not less than all) of the mezzanine loans covered by the Proposed Portfolio Sale Notice.

(b)                                 If SteepRock declines or otherwise does not deliver an Election Notice within such fifteen (15) Business Day period, then SR Mezz shall have a period of 90 days from such deadline to enter into a definitive agreement to sell such mezzanine loans to one or more third-parties, on such terms and conditions as SR Mezz and such third party or parties may determine.

(c)                                  If an Election Notice is validly delivered to SR Mezz, then SteepRock (the “Offer Party”) shall have the right, on an exclusive basis, for a period of fifteen (15) Business Days following the delivery thereof (the “Negotiation Period”), to negotiate with respect to a definitive agreement setting forth the price and the other terms and conditions for the sale and purchase of such mezzanine loans.  During the Negotiation Period, the Offer Party shall have the right to make a written, irrevocable and non-transferable offer (an “Offer”) to SR Mezz to purchase such mezzanine loans, which Offer shall (i) specify the price in cash which the Offer Party proposes to pay for such mezzanine loans (the “Offer Price”) and the other material terms upon which such purchase is proposed to be effected.  Upon receipt of the Offer, SR Mezz will have the option to sell all (but not less than all) of such mezzanine loans to the Offer Party at the Offer Price and otherwise on the terms and conditions described in the Offer.  In order to exercise this option, SR Mezz must, within fifteen (15) Business Days from receipt of the Offer, send an irrevocable written notice of its acceptance of the Offer to the Offer Party (the “Acceptance Notice”).  Upon timely delivery of an Acceptance Notice, the Offer Party and SR Mezz will then be legally obligated to consummate the purchase and sale contemplated by the Offer and shall use their reasonable best efforts to:  (i) secure any required governmental authorization; (ii) comply as soon as reasonably practicable with all applicable legal requirements; and (iii) take all such other actions and to execute such additional documents as are reasonably necessary or appropriate to consummate the purchase and sale of such mezzanine loans as promptly as practicable.  At such closing, SR Mezz shall transfer such mezzanine loans free and clear of all liens, claims and encumbrances whatsoever, and the Offer Party shall deliver or cause to be delivered payment for such mezzanine loans as provided in the Offer and the Acceptance Notice.  If any such purchase and sale of mezzanine loans has not occurred within thirty (30) Business Days after receipt of the Acceptance Notice for such loans, SR Mezz shall be free to sell such mezzanine loans pursuant to Section 4.02(d).

(d)                                 If the Offer Party and SR Mezz do not reach an agreement for the sale and purchase of such mezzanine loans within the Negotiation Period, then SR Mezz shall have a period of 90 days from the end of the Negotiation Period to enter into a definitive agreement to sell such mezzanine loans to one or more third-parties; provided, that if the Offer Party made an Offer during the Negotiation Period, such definitive agreement shall provide for a purchase price  not less than the Offer Price and other terms and conditions not materially less favorable to SR Mezz than the terms and conditions set forth in such Offer.

(e)                                  If (i) SR Mezz has not entered into a definitive agreement for the sale of such mezzanine loans within the 90 day period described in either Section 4.02(b) or 4.02(d), or (ii) SR Mezz has entered into such an agreement during such period but has not consummated the sale of such mezzanine loans within 90 days from the date of such definitive agreement, then the provisions of this Section 4.02 shall again apply, and SR Mezz shall not transfer or offer to transfer any mezzanine loans in the Existing SteepRock Assets for less than ninety percent (90%) of the purchase price therefor without again complying with this Section 4.02.

(f)                                   The provisions of this Section 4.02 shall terminate upon the earliest to occur of (x) consummation of an initial Public Offering, (y) the listing of the REIT Shares on a national securities exchange or automated quotation system and (z) the termination of the Sub-Advisory Agreement.

ARTICLE V
CORPORATE OPPORTUNITIES; ALLOCATION OF INVESTMENT OPPORTUNITIES

5.01                        Corporate Opportunities.

(a)                                 In anticipation of the benefits to be derived by KREF and its subsidiaries through its continued contractual, corporate and business relationships with KKR and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of KKR may serve as directors or officers of KREF, its subsidiaries or any entity that provides investment advisory services to the Partnership or its subsidiaries or as a member of the investment committee of any such entity, (ii) KKR may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Partnership, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Partnership or its subsidiaries, directly or indirectly, may engage, and (iii) KREF and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Partnership, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Partnership or its subsidiaries, directly or indirectly, may engage.

(b)                                 To the fullest extent permitted by law, none of (i) KKR or (ii) any director or officer of KREF or its Affiliates (any such Person identified in clause (i) or (ii), an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Partnership, SR Mezz or any of their respective equity holders may, from time to time, be engaged or propose to engage (a “Business Opportunity”) or (y) competing with the Partnership or SR Mezz, and to the fullest extent permitted by law, no Identified Person shall be liable to KREF, the Partnership or SR Mezz or any of their respective equity holders or creditors for breach of any duty (statutory, contractual or otherwise (other than for breach by an Identified Person of any express restrictions on competition contained in any written contract between such Identified Person and KREF, the Partnership or SR Mezz)) by reason of the fact that such Identified Person engages in any such activities, and, except as provided in Section 5.01(c), the doctrine of corporate opportunity or any similar doctrine applicable to KREF, the Partnership or SR Mezz shall not apply to any Identified Person.  To the fullest extent permitted by law, KREF, the Partnership and SR Mezz hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in Section 5.01(c).  Subject to Section 5.01(c), in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Partnership, SR Mezz or any of their respective equity holders and, to the fullest extent permitted by law, shall not be liable to KREF, the Partnership, SR Mezz or any of their respective equity holders or creditors for breach of any duty (statutory, contractual or otherwise) as a member, director or officer of KREF, the Partnership or SR Mezz by reason of the fact that such Identified Person pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another Person, or does not present such opportunity to the Partnership or its subsidiaries or equity holders.  A Business Opportunity shall not be deemed to be a potential Business Opportunity for KREF, the Partnership or SR Mezz if it is a Business Opportunity that KREF, the Partnership or SR Mezz, as applicable, is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in line of the business of KREF, the Partnership or SR Mezz or is of no practical advantage to it or that is one in which KREF, the Partnership or SR Mezz has no reasonable expectancy.

(c)                                  Neither KREF, the Partnership nor SR Mezz renounces its interest in any Business Opportunity offered to any director or officer of KREF if such opportunity is expressly offered to such Person in his or her capacity as a director or officer of KREF.

5.02                        Allocation of Investment Opportunities.  The Partnership, SR Mezz and SteepRock acknowledge and agree that (i) as part of KKR’s regular businesses, personnel of KREF and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more Other KKR Funds), and that conflicts may arise with respect to the allocation of personnel between the Partnership or SR Mezz and one or more Other KKR Funds and/or KREF and such other Affiliates, (ii) there may be circumstances where investments that are consistent with the Partnership’s or SR Mezz’s investment guidelines may be shared with or allocated to one or more Other KKR Funds (in lieu of the Partnership or SR Mezz), (iii) Other KKR Funds may invest, from time-to-time, in investments in which the Partnership or SR Mezz may also invest (including at a different level of an issuer’s capital structure (e.g., an investment by an Other KKR Fund in an equity or mezzanine interest with respect to the same portfolio entity in which the Partnership or SR Mezz owns a debt interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which the Partnership or SR Mezz has an interest) and, such transactions shall not be required to be presented to the Partnership or SR Mezz for approval, and there can be no assurance that any such conflicts will be resolved in favor of the Partnership or SR Mezz, (iv) KREF and its Affiliates may from time-to-time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees and administrative fees and fees or advisory or asset management fees, including with respect to Other KKR Funds and related portfolio entities, and while such fees may give rise to conflicts of interest neither the Partnership nor SR Mezz will receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such Other KKR Funds (including with respect to the economic, reporting, and other rights afforded to investors in such Other KKR Funds) are materially different from the terms and conditions applicable to the Partnership, SR Mezz and their respective equity holders, and neither K Partnership, SR Mezz nor any such equity holders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other KKR Funds as a result of an investment in KREF, the Partnership, SR Mezz or otherwise.

5.03                        Liability of KREF.  None of KREF, the Partnership or any of their respective Indemnitees (as defined in the LLC Agreement) shall be in breach of any duty that KREF, the Partnership or such Indemnitee may owe to SteepRock, the Partnership, SR Mezz or any other Persons under this Agreement or of any duty stated or implied by law or equity, including fiduciary duties, provided KREF, the Partnership or such Indemnitee, acting in good faith, abides by the terms of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01                        Representations and Warranties of the Parties.  Each party hereto hereby acknowledges, represents and warrants to the following:

(a)                                 Such Person is duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation and has all requisite power and authority to carry on its business as proposed to be conducted.

(b)                                 Subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing, the execution and delivery of this Agreement by such Person has been authorized by all necessary action on behalf of such Person, and, assuming acceptance of this Agreement by the each other party hereto, this Agreement is a legal, valid and binding agreement of such Person, enforceable by against such Person in accordance with its terms.

(c)                                  Such Person’s execution and delivery of, and compliance with, this Agreement and each other document required to be executed and delivered by such Person hereby do not violate or represent a breach of or constitute a default under, any instruments governing such Person, any law, regulation or order, or any agreement to which such Person is a party or by which such Person is bound.

(d)                                 All material consents, approvals, orders or authorizations of or registrations, declarations or filings with, or other actions with respect to or by, any governmental authorities or other third parties that are required in connection with the valid execution, delivery and performance by such Person of this Agreement and each other document required to be executed and delivered by such Person by this Agreement have been obtained and are in full force and effect.

(e)                                  Such Person does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the execution, delivery or performance of this Agreement.

6.02                        Representations and Warranties of SteepRock.  SteepRock hereby acknowledges, represents and warrants to the following:

(a)                                 Such Person is acquiring Common Units pursuant to this Agreement for its own account for investment purposes only, and not with a view to, or for, resale, distribution, fractionalization, pledge, assignment or transfer thereof, in whole or in part.

(b)                                 Such Person acknowledges that the offering and sale of Common Units to such Person pursuant to this Agreement is intended to be exempt from registration under the

Securities Act, by virtue of Section 4(2) of the Securities Act.  Such Person has the financial ability to bear the economic risk of this investment, has adequate means for providing for the current needs and contingencies of such Person (including its obligations to SR Mezz) and has no need for liquidity with respect to the investment in SR Mezz.  Such Person’s overall commitment to SR Mezz and other investments which are not readily marketable is not disproportionate to such Person’s net worth.

(c)                                  Such Person will not sell, pledge, assign or otherwise transfer Common Units without registration under the Securities Act and any applicable state or other securities laws or an exemption therefrom, and fully understands and agrees that such Person must bear the economic risk of the purchase of Common Units for an indefinite period of time, because, among other reasons, Common Units have not been registered under the Securities Act or under the securities laws of applicable states or other jurisdictions (nor is such registration contemplated) and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless it is subsequently registered under the Securities Act and under the securities laws of such states or other jurisdictions or exemptions from such registration requirements are available.  Such Person also understands that SR Mezz is under no obligation to register the offer or sale of Common Units on behalf of such Person or to assist such Person in complying with any exemption from registration under the Securities Act or any applicable state or other securities laws.  Such Person further understands that pursuant to the LLC Agreement sales, pledges, assignments or other transfers of Common Units may not generally be made without the prior written consent of the Partnership, which consent may be given or withheld, or made subject to such conditions as are determined by Partnership, in the sole discretion of Partnership.

(d)                                 No oral or written representations or warranties have been made to such Person in connection with the offering of Common Units to such Person by SR Mezz, the Partnership or any officer, employee, agent or Affiliate of any of them, other than the representations included in this Agreement.

(e)                                  Other than as set forth herein or in the LLC Agreement and the Sub-Advisory Agreement, such Person is not relying upon any other information in determining to invest in SR Mezz.  Such Person has consulted to the extent deemed appropriate by such Person with such Person’s own advisers, none of which is affiliated with SR Mezz, the Partnership or KREF, as to the financial, tax, legal and related matters concerning an investment in Common Units and on that basis believes that an investment in Common Units is suitable and appropriate for such Person.

(f)                                   Such Person is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended.

(g)                                  Such Person:  (i) understands and has taken cognizance of all the substantial risks related to the investment in Common Units; (ii) has been given the opportunity to examine all documents and to ask questions of, and receive answers from, SR Mezz (through KREF) concerning SR Mezz, the terms and conditions of the offering and other matters pertaining to an investment in Common Units, has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided (to the extent KREF, the Partnership or SR Mezz possesses such additional information or can acquire it without unreasonable effort or expense) in order for SteepRock to evaluate the merits and risks of the purchase of Common Units; (iii) has such knowledge and experience in financial and business matters that SteepRock is capable of evaluating the merits and risks of acquisition of Common Units and of making an informed investment decision with respect thereto; (iv) has investigated the acquisition of Common Units to the extent SteepRock has deemed necessary or desirable and KREF has provided SteepRock with any assistance SteepRock has reasonably requested in connection therewith; and (v) has determined that Common Units is a suitable investment for SteepRock and that SteepRock can afford to bear the economic risk of holding Common Units for an indefinite period of time and could bear a complete loss of an investment in the Common Units.

(h)                                 Exhibit C hereto sets forth a true and complete list of the Existing SteepRock Assets and the unpaid principal thereof as of October 8, 2014.  SteepRock has good and valid title to all of the Existing SteepRock Assets (other than any of those purchased by SR Mezz prior to the date hereof) and owns such Existing SteepRock Assets free and clear of all liens, claims and encumbrances (other than those created by this Agreement).

(i)                                     SteepRock has not Transferred any of the Partnership Units owned by SteepRock and prior to the redemption pursuant to Section 2.01 owned such Partnership Units free and clear of all liens and encumbrances of any kind (other than those created by the Original Investment Agreement or the Partnership Agreement).  SteepRock has the full right, power and authority to cause the redemption of the Partnership Units as provided herein and has obtained the approval of all persons or entities, if any, having the right to consent to or approve the redemption of the Partnership Units.

ARTICLE VII
GENERAL PROVISIONS

7.01                        Notices.  All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, by fax, by email (without notice of failure) or upon deposit in the United States mail, registered, first-class postage prepaid return receipt requested, or via overnight courier to the Persons at the addresses set forth in Schedule 1 attached hereto, as it may be amended or restated from time to time; provided, that any party hereto may specify a different address by notifying KREF in writing of such different address.  KREF, the Partnership and SR Mezz may specify a different address by notifying SteepRock in writing of such different address.  Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by fax, be deemed received following confirmation if such day is a Business Day and, if not, on the immediately following Business Day; shall, if delivered by the email, be deemed received if no notice of failure was received; shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or three (3) Business Days after the date of deposit in the United States mail; and if delivered by overnight courier, be deemed received the first Business Day after being sent.

7.02                        Survival of Rights.  Subject to the provisions hereof limiting Transfers, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted respective legal representatives, successors, transferees and assigns.

7.03                        Additional Documents.  Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement.

7.04                        Modification and Amendment; Waiver; Amendment of the LLC Agreement.

(a)                                 This Agreement may not be amended except by a writing executed by each of the parties hereto.  Any waiver of, or consent pursuant to, any provision of this Agreement must be in writing and is effective only to the extent specifically set forth therein.  No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right hereunder.

(b)                                 Notwithstanding anything to the contrary in the LLC Agreement, without the prior written consent of SteepRock, the Partnership may not amend the LLC Agreement to modify the terms of the Common Units held by SteepRock in a manner that would adversely affect the rights afforded to such Common Units in any material respect unless similar rights have been afforded to the Common Units held by the Partnership and its Affiliates and such rights are similarly affected by such amendment; provided however that no creation or issuance of additional LLC Units pursuant to Section 4.02 of the LLC Agreement shall require the consent of SteepRock under this Section 7.04(b).

7.05                        Severability.  If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof. To the extent permitted under applicable law, the severed provision shall be interpreted or modified so as to be enforceable to the maximum extent permitted by law.

7.06                        Entire Agreement.  This Agreement, the LLC Agreement and the Sub-Advisory Agreement and the exhibits and schedule attached hereto and thereto constitute the entire Agreement of the parties hereto and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof and thereof.  This Agreement amends and restates the Original Investment Agreement, as amended prior to the date hereof,  in its entirety.

7.07                        Pronouns and Plurals.  When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

7.08                        Headings.  The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

7.09                        Counterparts.  This Agreement may be executed by hand or by power of attorney in several counterparts (including by facsimile, .pdf or other electronic transmission of the actual signature), each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

7.10                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7.11                        Jurisdiction and Service of Process.  Each of the parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions under or to interpret, apply or enforce the provisions of this Agreement, including the validity, scope or enforceability of this Section 7.11, regardless of whether such disputes (i) sound in contract, tort, fraud or otherwise, (ii) are based on common law, statutory, equitable, legal or other grounds, or (iii) are derivative or direct claims) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (b) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (c) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper; (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (f) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

7.12                        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

7.13                        Confidentiality.

(a)                                 SteepRock shall use all Confidential Information (as defined in the Sub-Advisory Agreement) solely to exercise and perform its rights and obligations under this Agreement, the LLC Agreement and the Sub-Advisory Agreement.  SteepRock shall not use any of the Confidential Information, including, but not limited to, information about investment or trading decisions, for SteepRock’s personal benefit or reveal to any other person any information regarding securities or other transactions by the KKR Parties (as defined in the Sub-Advisory Agreement) or the consideration by the KKR Parties of any transaction or investment idea that SteepRock may learn in the course of such exercise and performance of its rights and obligations.  During and after the termination of this Agreement, SteepRock agrees to treat all Confidential Information strictly confidentially, and SteepRock will not disclose any Confidential Information to any person or entity, except SteepRock may disclose any such information (i) to authorized representatives of the KKR Parties, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by SteepRock in breach of this Agreement or by another source bound by an obligation of confidentiality, (iii) to the extent permitted by any of the KKR Parties in writing, (iv) to Responsible Personnel (as defined in the Sub-Advisory Agreement) who have a need to know such information (it being understood that such persons shall be informed of the confidential and proprietary nature of the Confidential Information), or (v) to any person or entity to the extent the law or legal process requires disclosure by SteepRock; provided that in the case of clause (v), SteepRock first gives the Partnership prompt written notice of any such requirement, discloses no more information than is so required in the opinion of competent legal counsel, and cooperates fully with any efforts by the KKR Parties to obtain a protective order or similar confidentiality treatment for such information.  SteepRock agrees to accept responsibility for any breach by it and, at its expense, shall take all reasonable measures to restrain itself from unauthorized uses or disclosure of the Confidential Information.

(b)                                 SteepRock acknowledges that SteepRock is aware that applicable securities laws place certain restrictions on any Person who has received material, non-public information concerning a public company with respect to purchasing or selling securities of such public company or from communicating such information to any other Person and that Confidential Information may include such material, non-public information.  SteepRock agrees that SteepRock will comply with such securities laws and, if requested by the Partnership, agrees to certify to SR Mezz SteepRock’s compliance with such securities law from time to time.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

KREF:

KKR REAL ESTATE FINANCE TRUST INC.

By:	/s/ Matthew Salem
	Name:	Matthew Salem
	Title:	Co-Chief Executive Officer and Co-President

PARTNERSHIP:

KKR REAL ESTATE FINANCE HOLDINGS L.P.

By:	KKR REAL ESTATE FINANCE TRUST INC., its general partner

By:	/s/ Matthew Salem
	Name:	Matthew Salem
	Title:	Co-Chief Executive Officer and Co-President

SR MEZZ:

REFH SR MEZZ LLC

By:	/s/ Matthew Salem
	Name:	Matthew Salem
	Title:	Co-Chief Executive Officer and Co-President

[Signature Page to Amended and Restated Investment Agreement]

STEEPROCK:

STEEPROCK CAPITAL II LLC

By:	/s/ John Bucci
Name: John Bucci
Title: Co-Managing Member

By:	/s/ Matthew Mitchell
Name: Matthew Mitchell
Title: Co-Managing Member

[Signature Page to Amended and Restated Investment Agreement]

SCHEDULE 1

ADDRESS

Partner

KREF:
KKR Real Estate Finance Trust Inc. 9 West 57th Street, Suite 4200 New York, NY 10019

The Partnership:
KKR Real Estate Finance Holdings L.P. c/o KKR Real Estate Finance Trust Inc. 9 West 57th Street, Suite 4200 New York, NY 10019

SR Mezz:
REFH SR Mezz LLC c/o KKR Real Estate Finance Trust Inc. 9 West 57th Street, Suite 4200 New York, NY 10019

SteepRock:
SteepRock Capital II LLC 54 Thompson Street, 4th Floor New York, New York 10012

EXHIBIT A

NOTICE OF EXCHANGE

In accordance with Section 3.05 of the Amended and Restated Investment Agreement, dated as of October [ ], 2015 (as amended, the “Agreement”), by and among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Holdings L.P. (the “Partnership”), SteepRock Capital II LLC and REFH SR Mezz LLC (“SR Mezz”), the undersigned hereby irrevocably (a) presents for exchange        Common Units in SR Mezz in accordance with the terms of the Agreement and the Exchange Right referred to in Section 3.05 thereof, (b) surrenders such Common Units and all right, title and interest therein, and (c) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by KREF deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.  The undersigned hereby represents, warrants and certifies that the undersigned (i) has title to such Common Units, free and clear of the rights and interests of any person or entity other than KREF or SR Mezz; (ii) has the full right, power and authority to cause the exchange of the Common Units as provided herein; and (iii) has obtained the approval of all persons or entities, if any, having the right to consent to or approve the Common Units for exchange.

Dated:                  ,

Name of Member:

(Signature of Member or Authorized Representative)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Please insert social security or identifying number:

Name:

EXHIBIT B

CERTIFICATION OF NON-FOREIGN STATUS

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (a) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (b) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition. To inform KKR Real Estate Finance Trust Inc. (“KREF”) and REFH SR Mezz LLC (“SR Mezz”) that no withholding is required with respect to the exchange by SteepRock Capital II LLC (“Member”) of its Common Units in SR Mezz, the undersigned hereby certifies the following on behalf of Member:

1.                                      Member is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Treasury regulations thereunder.

2.                                      Member is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

3.                                      The U.S. employer identification number of Member is                           .

4.                                      The principal business address of Member is:                      ,                    and Member’s place of incorporation is                           .

5.                                      Member agrees to inform KREF if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.

6.                                      Member understands that this certification may be disclosed to the Internal Revenue Service by KREF and that any false statement contained herein could be punished by fine, imprisonment, or both.

MEMBER:

By:
Name:
Title:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Member.

Date:
Name:
Title:

EXHIBIT C

EXISTING STEEPROCK ASSETS AND RELATED UNPAID PRINCIPAL

AS OF OCTOBER 8, 2014

Deal	Location	SteepRock Entity	Mezz Borrowing Entity	Asset Type	SF / Units	UPB	Orig Term	Gross Rate
560 West 24th	New York, NY	SR 560 W 24th LLC	NY Art Mezz LLC	Condo	30,368	$2,130,000	2 yrs	12.0%
Soho Beach House	Miami, FL	SBH Mezz LLC	BEACH HOUSE HOLDCO., LLC	Hotel	72,500	$4,000,000	5 yrs	13.0%
Portofino Hotel & Marina	Redondo Beach, CA	B and S 1 LLC	PORTOFINO HOTEL PARTNERS, L.P.	Mixed Use	161	$1,971,011	5 yrs	12.0%
North Oaks Shopping	Houston, TX	SR North Oaks 1 LLC	WC North Oaks Houston GP II, LLC	Retail	406,768	$4,600,000	10 yrs	12.5%
Hampton Inn - LGA	New York	SR Hampton LGA LLC	LAGUARDIA EXPRESS HOLDCO II, LLC	Hotel	220	$3,500,000	10 yrs	12.0%
Raintree Apartments	Tonowanda, NY	SR Raintree 1 LLC	MORGAN RAINTREE HOLDINGS LLC	Multi	504	$2,700,000	10 yrs	12.0%
Maui Portfolio	Maui, HI	SR Maui 1 LLC	SAVIO MAUI MEZZ LLC	Mixed Use	147	$4,875,406	10 yrs	14.0%
BIG Portfolio - Pool 2	Various	SR BIG Portfolio 2 LLC	B PIECE BIG 22 LLC	Multi	601	$3,000,000	5 yrs	12.0%
BIG Portfolio - Pool 3	Various	SR BIG Portfolio 3 LLC	BIG 22 B PIECE 2 LLC	Multi	772	$3,000,000	5 yrs	12.0%
677 Broadway	Alabany, NY	SR 677 Bway LLC	SHELBOURNE BRF LLC & SHELBOURNE 677 LLC	Office	177,038	$3,350,000	10 yrs	12.0%
Rivers Pointe Phase II	Liverpool, NY	SR Rivers Pointe LLC	MORGAN CLAY APARTMENTS II DE HOLDINGS, LLC	Multi	210	$3,000,000	10 yrs	13.0%
Brookwood on the Green	Liverpool, NY	SR Brookwood 1 LLC	Morgan Brookwood DE I, LLC	Multi	340	$2,000,000	10 yrs	13.0%
Bloomfield Townhomes	Grand Rapids, MI	SR Bloomfield 1 LLC	DJB MEZZ LLC & BFIELD MEZZ LLC	Multi	200	$2,000,000	5 yrs	12.0%
						$40,126,417	7.8 yrs	12.52%